                                                                     Exhibit 4.4
_______________________________________________________________________________


                               IMPAC GROUP, INC.


                                      TO


                     STATE STREET BANK AND TRUST COMPANY,

                                  as Trustee



                             ____________________



                         First Supplemental Indenture

                           Dated as of July 21, 1998

                                      TO

                                   Indenture

                          Dated as of March 12, 1998


                             ____________________



                                 $100,000,000

             10 1/8% Senior Subordinated Notes Due March 15, 2008


_______________________________________________________________________________

                               TABLE OF CONTENTS



                                                                            Page
                                                                            ----


Parties....................................................................   1

Recitals of the Company....................................................   1


                                  ARTICLE ONE

                      Definitions and Other Provisions of
                              General Application


SECTION 1.1.  Definitions..................................................   1



                                  ARTICLE TWO
                            Amendments to Indenture


SECTION 2.1.  Definitions..................................................   2

SECTION 2.2.  Incurrence of Indebtedness and Issuance of Preferred Stock...   4

SECTION 2.3.  Additional Subsidiary Guarantees.............................   6

SECTION 2.4.  Amendment Conditions.........................................   7


                                 ARTICLE THREE
                                 Miscellaneous

SECTION 3.1.  Miscellaneous................................................   7

TESTIMONIUM................................................................   9

SIGNATURES AND SEALS.......................................................   9

ACKNOWLEDGMENTS............................................................  10

____________________
Note: This table of contents shall not, for any purpose, be deemed to be a part of the First Supplemental Indenture.

     FIRST SUPPLEMENTAL INDENTURE, dated as of July 21, 1998, between IMPAC Group, Inc., a Delaware corporation (the "Company"), having its principal office
                                          -------
at 1950 North Ruby Street, Melrose Park, Illinois, and State Street Bank and Trust Company, a Massachusetts trust company, as Trustee (the "Trustee").
                                                               -------


                            RECITALS OF THE COMPANY

     The Company has heretofore executed and delivered to the Trustee an Indenture, dated as of March 12, 1998 (the "Indenture"), providing for the
                                            ---------
issuance of the Company's 10 1/8% Senior Subordinated Notes due March 15, 2008 (herein and therein called the "Notes").
                                -----


     SECTION 9.02 of the Indenture provides that, the Company, when authorized by a resolution of its Board of Directors, and the Trustee may amend or supplement the Indenture with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding voting as a single class.

     The Company, pursuant to the foregoing authority, proposes in and by this First Supplemental Indenture to supplement and amend certain of the provisions of the Indenture.

     All things necessary to make this First Supplemental Indenture a valid agreement of the Company, and a valid supplement to the Indenture, have been done.

     NOW, THEREFORE, THIS FIRST SUPPLEMENTAL INDENTURE WITNESSETH:

     For and in consideration of the premises, it is mutually agreed, for the equal and proportionate benefit of all Holders of the Notes as follows:


                                  ARTICLE ONE

                        Definitions and Other Provisions
                             of General Application

SECTION 1.1.  Definitions.  For all purposes of this First Supplemental
              -----------
Indenture, except as otherwise expressly provided or unless the context otherwise requires:


     (1) Capitalized terms used herein without definition shall have the meanings specified in the Indenture;

     (2) All references herein to Articles and Sections, unless otherwise specified, refer to the corresponding Articles and Sections of this First Supplemental

Indenture and, where so specified, to the Articles and Sections of the Indenture as supplemented by this First Supplemental Indenture; and

     (3) The terms "hereof," "herein," "hereby," "hereto," "hereunder" and "herewith" refer to this First Supplemental Indenture.


                                  ARTICLE TWO
                            Amendments to Indenture

SECTION 2.1.  Definitions.
              -----------

     (a) SECTION 1.01 of the Indenture is hereby amended by adding the following defined terms in the appropriate alphabetical order:

     "Bidco" means the Subsidiary formed by the Company to acquire Tinsley.

     "Domestic Subsidiary" means, with respect to the Company, any Restricted Subsidiary of the Company that was formed under the laws of the United States of America or any state or territory thereof.

     "Foreign Subsidiary" means, with respect to the Company, any Restricted Subsidiary of the Company that is not a Domestic Subsidiary.

     "Guarantor Subsidiary" means any Domestic Subsidiary and any Foreign Subsidiary if such Foreign Subsidiary no longer qualifies as a Non-Guarantor Foreign Subsidiary.

     "Loan Notes" means up to 15 million aggregate principal amount of promissory notes of Bidco issued to shareholders of Tinsley in connection with the acquisition of Tinsley by Bidco.

     "Loan Notes Guarantee" means any letter of credit or guarantee issued by Bank of America National Trust and Savings Association or its affiliates or another financial institution guaranteeing amounts outstanding under the Loan Notes.

     "Non-Guarantor Foreign Subsidiary" means any Foreign Subsidiary which (i) at the time of determination is not permitted under applicable law to deliver an unlimited Guarantee of the Notes and all Senior Debt of the Company or if the delivery of such a Guarantee is permitted by applicable law but would have significant adverse tax or accounting effects on such Foreign Subsidiary or the Company and its other Subsidiaries, as determined in good faith by the Board of Directors, and (ii) does not guarantee any Indebtedness of the Company or otherwise provide credit support directly to the holder of any Indebtedness of the Company.

     "Tinsley " means Tinsley Robor plc.


     (b) SECTION 1.01 of the Indenture is hereby amended by amending the following defined terms in their entirety to read as set forth below:

          "Consolidated Net Income" means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that (i) the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the referent Person or a Wholly Owned Restricted Subsidiary thereof that is a Guarantor or a Non-Guarantor Foreign Subsidiary, (ii) the Net Income of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) and without direct or indirect restriction pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Restricted Subsidiary or its stockholders, (iii) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded, (iv) the cumulative effect of a change in accounting principles shall be excluded, (v) the Net Income of any Unrestricted Subsidiary shall be excluded, whether or not distributed to the Company or one of its Restricted Subsidiaries, and (vi) the Net Income of any Restricted Subsidiary shall be calculated after deducting preferred stock dividends payable by such Restricted Subsidiary to Persons other than the Company and its other Restricted Subsidiaries.

          "Guarantors" means each of (i) AGI Incorporated, Klearfold, Inc., KF-International, Inc. and KF-Delaware, Inc. and (ii) any other
     Guarantor-Subsidiary that executes a Guarantee in accordance with the provisions of this Indenture, and their respective successors and assigns.

          "Permitted Investments" means (a) any Investment in the Company or in a Restricted Subsidiary of the Company; (b) any Investment in Cash Equivalents; (c) any Investment by the Company or any Restricted Subsidiary of the Company in a Person, if as a result of such Investment (i) such Person becomes a Restricted Subsidiary of the Company or (ii) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company; (d) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with Section 4.10 hereof; (e) any acquisition of assets solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Company; (f) Hedging Obligations; and (g) other Investments in any Person having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (g) that are at the time outstanding, not to exceed $1.0 million.


SECTION 2.2.  Incurrence of Indebtedness and Issuance of Preferred Stock.
              ----------------------------------------------------------
Section 4.09 of the Indenture is hereby amended in its entirety to read as set forth below:

     The Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including Acquired Debt) and that the Company shall not issue any Disqualified Stock and shall not permit any of its Subsidiaries to issue any shares of preferred stock; provided, however, that the Company may incur Indebtedness (including Acquired Debt) or issue shares of Disqualified Stock if the Fixed Charge Coverage Ratio for the Company's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock is issued would have been at least 2.0 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock had been issued, as the case may be, at the beginning of such four-quarter period.

     The provisions of the first paragraph of this Section 4.09 will not apply to the incurrence of any of the following items of Indebtedness (collectively, "Permitted Debt"):

          (i) the incurrence by the Company of Indebtedness and letters of credit (with letters of credit being deemed to have a principal amount equal to the stated amount thereof) and other obligations under Credit Facilities in an aggregate principal amount that does not exceed at any one time $40.0 million less the aggregate amount of all Net Proceeds of Asset Sales applied to repay Indebtedness under a Credit Facility pursuant to
     Section 4.10 hereof (other than temporary paydowns pending final application of such Net Proceeds);

          (ii) the incurrence by the Company and the Guarantors of the Existing Indebtedness and letters of credit (including reimbursement obligations with respect thereto) supporting Existing Indebtedness whether such letters of credit are incurred under the New Credit Facility or otherwise;

          (iii) the incurrence by the Company of Indebtedness represented by the Notes;

          (iv) the incurrence by the Company or any of the Guarantors or Non-Guarantor Foreign Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of the Company or such Subsidiary, in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any other Indebtedness incurred pursuant to this clause (iv), not to exceed $5.0 million at any time outstanding;

          (v) the incurrence by the Company or any of the Guarantors of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace Indebtedness (other than intercompany Indebtedness) that is permitted by this Indenture to be incurred under the first paragraph hereof or clauses (ii) or (iv) or (xi) of this paragraph;

          (vi) the incurrence by the Company or any of the Restricted Subsidiaries of intercompany Indebtedness between or among the Company and any Restricted Subsidiary; provided, however, that (i) if the Company is the obligor on such Indebtedness, such Indebtedness is expressly subordinated to the prior payment in full in cash of all Obligations with respect to the Notes and (ii)(A) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Subsidiary thereof and (B) any sale or transfer of any such Indebtedness to a Person that is not either the Company or a Restricted Subsidiary thereof shall be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (vi);

          (vii) the incurrence by the Company or any of the Guarantors of Hedging Obligations that are incurred for the purpose of fixing or hedging interest rate risk with respect to any floating rate Indebtedness that is permitted by the terms of this Indenture to be outstanding;

          (viii) the guarantee by the Company or any of its Subsidiaries or any of the Guarantors of the Indebtedness of the Company or another Subsidiary that was permitted to be incurred by another provision of this Section 4.09;

          (ix) the incurrence by the Company's Unrestricted Subsidiaries of Non-Recourse Debt; provided, however, that if any such Indebtedness ceases to be Non-Recourse Debt of an Unrestricted Subsidiary, such event shall be deemed to constitute an incurrence of Indebtedness by a Restricted Subsidiary of the Company that was not permitted by this clause (ix), and the issuance of preferred stock by Unrestricted Subsidiaries;

          (x) the incurrence by the Company or any of the Guarantors or Non-Guarantor Foreign Subsidiaries of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (x), not to exceed $5.0 million; and

          (xi) the incurrence by Bidco of Indebtedness under the Loan Notes and the incurrence by the Company of Indebtedness with respect to its reimbursement obligation to the issuer of any Loan Notes Guarantees.

     For purposes of determining compliance with this Section 4.09, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (i) through (xi) above or is entitled to be incurred pursuant to the first paragraph of this Section 4.09, the Company shall, in its sole discretion, classify such item of Indebtedness in any manner that complies with this Section 4.09. Accrual of interest, accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this Section 4.09; provided, however, in each such case, that the amount thereof is included in Fixed Charges of the Company as accrued (to the extent not already included in Fixed Charges).

SECTION 2.3.  Additional Subsidiary Guarantees.  Section 4.17 of the Indenture
              --------------------------------
is hereby amended in its entirety to read as set forth below:

     If the Company or any of its Restricted Subsidiaries shall acquire or create another Guarantor Subsidiary after the date of this Indenture, or if any Subsidiary of the Company becomes a Guarantor Subsidiary then such newly acquired or created Guarantor Subsidiary shall become a Guarantor and execute a Supplemental Indenture and deliver an Opinion of Counsel, in accordance with the terms of this Indenture; provided, that all Subsidiaries that have properly been designated as Unrestricted Subsidiaries in accordance with this Indenture (i) shall not be subject to the requirements of this Section 4.17 and (ii) shall be released from all Obligations under any Subsidiary Guarantee, in each case for so long as they continue to constitute Unrestricted Subsidiaries. With respect to any Foreign Subsidiary that is not permitted under applicable law to deliver an unlimited Guarantee of the Notes and all Senior Debt of the Company and its Subsidiaries or if the delivery of such a Guarantee would have significant adverse tax or accounting effects on such Foreign Subsidiary or the Company and its other Subsidiaries as determined in good faith by the Board of Directors ("Adverse Effects"), (i) the Company will use commercially reasonable and lawful efforts to overcome the restrictions imposed by applicable law on the delivery of such a Guarantee or the Adverse Effects caused by the delivery of such a Guarantee and (ii) if the delivery by a Foreign Subsidiary of an unlimited Guarantee of the Notes and Senior Debt of the Company and its Subsidiaries would not be permitted under applicable law or would have Adverse Effects but the delivery of a partial Guarantee would be permitted by applicable law and would not have Adverse Effects, the Company will, if first consented to in writing by the agent and all appropriate lenders under the New Credit Facility and other holders of Senior Debt under Credit Facilities, cause such Foreign Subsidiary to deliver a partial Guarantee of the Notes and Senior Debt of the Company and its Subsidiaries (based on percentages of principal amount or such other methodology as the Board of Directors determines in good faith treats the Holders and holders of Senior Debt as similarly as practicable under the circumstances). With respect to any Foreign Subsidiary that is or becomes a Guarantor Subsidiary, the Company shall cause such Guarantor Subsidiary to become a Guarantor as described above as promptly as practicable under the circumstances.

SECTION 2.4  Amendment Conditions.  The amendments to the Indenture contained
             --------------------
herein shall not become operative until the acquisition by the Company or one of its Subsidiaries of at least fifty percent (50%) of the outstanding capital stock of Tinsley Robor plc.


                                 ARTICLE THREE

                                 Miscellaneous


SECTION 3.1.  Miscellaneous.
              -------------

     (a) The Trustee accepts the trusts created by the Indenture, as supplemented by this First Supplemental Indenture, and agrees to perform the same upon the terms and conditions of the Indenture, as supplemented by this First Supplemental Indenture.

     (b) The recitals contained herein shall be taken as statements of the Company, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this First Supplemental Indenture.

     (c) All capitalized terms used and not defined herein shall have the respective meanings assigned to them in the Indenture.

     (d) Each of the Company and the Trustee makes and reaffirms as of the date of execution of this First Supplemental Indenture all of its respective representations, covenants and agreements set forth in the Indenture.

     (e) All covenants and agreements in this First Supplemental Indenture by the Company or the Trustee shall bind its respective successors and assigns, whether so expressed or not.

     (f) In case any provisions in this First Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

     (g) Nothing in this First Supplemental Indenture, express or implied, shall give to any Person, other than the parties hereto and their successors under the Indenture and the Holders of the series of Notes created hereby, any benefit or any legal or equitable right, remedy or claim under the Indenture.

     (h) If any provisions hereof limits, qualifies or conflicts with a provision of the Trust Indenture Act of 1939, as may be amended from time to time, that is required under such Act to be a part of and govern this First Supplemental Indenture, the latter provision shall control. If any provision hereof modifies or excludes any provision of such Act that may be so modified or excluded, the latter provision shall be deemed to apply to this First Supplemental Indenture as so modified or excluded, as the case may be.

     (i) THIS FIRST SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES THEREOF.

     (j) All provisions of this First Supplemental Indenture shall be deemed to be incorporated in, and made a part of, the Indenture; and the Indenture, as supplemented by this First Supplemental Indenture, shall be read, taken and construed as one and the same instrument.

                           ------------------------

     This instrument may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed as of the day and year first above written.



                                        IMPAC GROUP, INC.


                                        By: /s/ David C. Underwood
                                           ---------------------------
                                        Name: David C. Underwood
                                        Title: Chief Financial Officer

Attest:

       [Illegible]
---------------------------

                                        STATE STREET BANK AND
                                        TRUST COMPANY,
                                        As Trustee


                                        By: /s/ Arthur J. MacDonald
                                           --------------------------
                                        Name: Arthur J. MacDonald
                                        Title: Assistant Vice President


Attest:

       [Illegible]
---------------------------

                         ACKNOWLEDGEMENT OF GUARANTORS
                         -----------------------------

     The undersigned Guarantors acknowledge and consent to the terms of this First Supplemental Indenture.



                                        AGI INCORPORATED


                                        By: /s/ David C. Underwood
                                           -------------------------------
                                        Name: David C. Underwood
                                        Title: Chief Financial Officer


                                        KLEARFOLD, INC.


                                        By: /s/ David C. Underwood
                                           -------------------------------
                                        Name: David C. Underwood
                                        Title: Chief Financial Officer


                                        KF-INTERNATIONAL, INC.


                                        By: /s/ David C. Underwood
                                           -------------------------------
                                        Name: David C. Underwood
                                        Title: Chief Financial Officer


                                        KF-DELAWARE, INC.


                                        By: /s/ David C. Underwood
                                           -------------------------------
                                        Name: David C. Underwood
                                        Title: Chief Financial Officer